Filed pursuant to Rule 424(b)(5)

Registration Statement Number 333-202791

Prospectus Supplement

To the Prospectus dated March 16, 2015

$40,000,000

6.00% Fixed to Floating Rate Subordinated Notes due April 15, 2030

Financial Institutions, Inc. is offering and selling $40.0 million in aggregate principal amount of its 6.00% Fixed to Floating Rate Subordinated Notes due 2030, which we refer to as the notes. The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, will mature on April 15, 2030 and will bear interest at a fixed rate of 6.00% per year, from and including April 15, 2015 to but excluding April 15, 2025. From and including April 15, 2025 to the maturity date, the interest rate shall be a floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus a spread of 3.944%. We will pay interest on the notes on April 15 and October 15 of each year, commencing October 15, 2015, through April 15, 2025, and thereafter January 15, April 15, July 15 and October 15 of each year through the maturity date or earlier redemption date as more fully described under “Description of the Notes — Interest Rate and Interest Payment Dates.” We may redeem the notes in whole or in part on April 15, 2025 or on any scheduled interest payment date thereafter and upon the occurrence of certain special events as discussed under “Description of the Notes — Redemption and Redemption Upon Special Events.” There is no sinking fund for the notes and the notes will not be listed on any securities exchange or included in any automated dealer quotation system. There is no market for the notes.

The notes will be unsecured obligations of ours and will be subordinated in right of payment to all our existing and future senior debt, whether secured or unsecured. The notes will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

Because Financial Institutions, Inc. is a holding company, our cash flows and consequent ability to service our obligations, including the notes, are dependent on distributions and other payments of earnings to us by our subsidiaries, and funds raised from borrowings or in the capital markets. Accordingly, our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of our subsidiaries’ creditors.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement to read about factors you should consider before investing in the notes.

The notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	$40,000,000
Underwriting discounts and commissions	1.50%	$600,000
Proceeds, before expenses, to us	98.50%	$39,400,000

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from April 15, 2015.

The underwriters expect to deliver the notes in book-entry form through the facilities of The Depository Trust Company for the accounts of their participants, on or about April 14, 2015, against payment therefor in immediately available funds.

Sole Book-Running Manager

Sterne Agee

Co-Manager

Sandler O’Neill + Partners, L.P.

The date of this prospectus supplement is April 9, 2015.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any documents incorporated by reference herein, is accurate as of their respective dates. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, and updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, the common stock, and other securities we may offer from time to time, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales of the notes are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used for or in connection with, an offer or solicitation by any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation, and this prospectus supplement and the accompanying prospectus may not be delivered to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” in this prospectus supplement.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “FII,” “we,” “us,” “our,” “Company” or similar references mean Financial Institutions, Inc. References in this prospectus supplement to the “Bank” mean Five Star Bank, the wholly-owned banking subsidiary of FII. The Bank is a New York-chartered commercial bank and a member bank of the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve. The main office of the Bank is located in Warsaw, New York.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement that are based on other than historical data are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•	statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of FII and our subsidiaries; and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this prospectus, any prospectus supplement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we refer to as the Form 10-K, which is incorporated by reference into this prospectus, including, but not limited to, those presented in the Management’s Discussion and Analysis of Financial Condition and Results of Operations. Factors that might cause such differences include, but are not limited to:

•	greater credit losses than anticipated;

•	changes in our tax strategies and the value of our deferred tax assets;

•	limited geographic concentration;

•	failure to obtain accurate and complete information about or from customers and counterparties;

•	insurance industry risks on our insurance brokerage subsidiary;

•	environmental liability risk associated with our lending activities;

•	changes in the quality or composition of our loan or investment portfolios;

•	risks through our indirect lending;

•	changes in banking laws, regulations and regulatory practices;

•	new or changing tax and accounting rules and interpretations;

•	legal and regulatory proceedings and related matters;

•	a breach in security of our information systems, including the occurrence of a cyber incident or a deficiency in cyber security;

•	technological changes;

•	failure of other companies to provide key components of our business infrastructure;

•	incorrect modeling assumptions for business planning purposes;

•	the failure to attract and retain skilled people;

•	interest rate risk, changes in interest rate risk and changes in real estate values;

•	conditions in the financial markets and economic conditions generally;

•	the fiscal and monetary policies of the federal government and its agencies;

•	goodwill impairment;

•	competition in our market area; and

•	severe weather, natural disasters, acts of war or terrorism, and other external events.

S-iii

We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise readers that various factors, including those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from those anticipated or projected. See also Item 1A, Risk Factors in the Form 10-K for further information. Except as required by law, we do not undertake, and specifically disclaim any obligation to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other documents with the Securities and Exchange Commission, which we refer to as the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus supplement and the prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we can disclose important information to you by referring you to those documents. Accordingly, this prospectus supplement incorporates documents by reference that are not presented in or delivered with this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement. You should rely only on the information contained in this prospectus supplement, the prospectus and in the documents that we have incorporated by reference into this prospectus supplement. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus supplement.

We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, after the date of this prospectus and prior to the date this offering is terminated or we issue all of the securities under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 6, 2015.

•	The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A, filed on March 25, 2015.

•	Our Current Reports on Form 8-K filed on January 20, 2015 and February 25, 2015.

•	The description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on June 23, 1999.

Nothing in this prospectus supplement shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

S-iv

Information in this prospectus supplement supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus supplement and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (585) 786-1100 or by writing to us at the following address:

General Counsel

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

These filings and reports can also be found on our website, located at http://www.fiiwarsaw.com, by following the links to “Investor Relations” and “SEC Filings.”

The reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on our website into this prospectus supplement.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all of the information that you need to consider in making your investment decision. To understand this offering fully, you should read this prospectus supplement and the accompanying prospectus carefully. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Incorporation of Certain Documents by Reference.”

Financial Institutions, Inc.

Financial Institutions, Inc. is a financial holding company organized in 1931 under the laws of New York State. We offer a broad array of deposit, lending and other financial services to individuals, municipalities and businesses in Western and Central New York through our wholly-owned New York-chartered banking subsidiary, Five Star Bank. The Bank has also expanded its indirect lending network to include relationships with franchised automobile dealers in the Capital District of New York and Northern Pennsylvania. We also offer insurance services through our wholly-owned insurance subsidiary, Scott Danahy Naylon, LLC, a full-service insurance agency. Additionally, the Bank has formed a wholly-owned subsidiary, Five Star REIT, Inc., which is a special purpose real estate investment trust. Our executive offices are located at 220 Liberty Street, Warsaw, New York.

Our Business Strategy

Our business strategy has been to maintain a community bank philosophy, which consists of focusing on and understanding the individualized banking needs of individuals, municipalities and businesses of the local communities surrounding our banking centers. We believe this focus allows us to be more responsive to our customers’ needs and provide a high level of personal service that differentiates us from larger competitors, resulting in long-standing and broad-based banking relationships. Our core customers are primarily comprised of small- to medium-sized businesses, individuals and community organizations who prefer to build a banking relationship with a community bank that offers and combines high quality, competitively-priced banking products and services with personalized service. Because of our identity and origin as a locally operated bank, we believe that our level of personal service provides a competitive advantage over larger banks, which tend to consolidate decision-making authority outside local communities.

A key aspect of our current business strategy is to foster a community-oriented culture where our customers and employees establish long-standing and mutually beneficial relationships. We believe that we are well-positioned to be a strong competitor within our market area because of our focus on community banking needs and customer service, our comprehensive suite of deposit and loan products typically found at larger banks, our highly experienced management team and our strategically located banking centers. A central part of our strategy is generating core deposits to support growth of a diversified and high-quality loan portfolio. Further, we look to continue to grow our non-interest income through the operations of our non-banking subsidiaries.

Historically we have operated in smaller cities and towns throughout Western New York. We have begun to expand our operations, in particular our commercial lending platform, to include the larger markets of Buffalo and Rochester, New York and we plan to continue to strategically expand our operations in these markets.

Acquisition Strategy

Although we do not currently have any binding understandings or agreements regarding any specific acquisition transaction, we expect to pursue targeted acquisitions of bank and complementary non-bank businesses as opportunities arise, using a disciplined approach. We believe that the challenging economic environment combined with more restrictive bank regulatory reforms will cause many financial institutions to seek merger partners in the near to intermediate future. We also believe our community banking philosophy, access to capital and successful acquisition history position us as a purchaser of choice for community banks seeking a strong partner.

We expect that our primary geographic target area for acquisitions will complement our current footprint. Our senior management team has had extensive experience in acquisitions and post-acquisition integration of operations. We believe this experience positions us to successfully integrate additional acquired financial services and banking businesses.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find Additional Information” on page S-iv.

THE OFFERING

Issuer	Financial Institutions, Inc.

Securities offered	6.00% Fixed to Floating Rate Subordinated Notes due April 15, 2030.

Aggregate Principal Amount	$40,000,000.

Maturity Date	April 15, 2030.

Interest Rate	From and including the original issuance date to but excluding April 15, 2025, the notes will bear interest at a fixed rate equal to 6.00% per year. From and including April 15, 2025, the notes will bear interest at an annual floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus a spread of 3.944%. See “Description of the Notes — Interest Rate and Interest Payment Dates.”

Interest Payment Dates	Interest on the notes will be payable on April 15 and October 15 of each year, commencing April 15, 2015, through April 15, 2025, and thereafter on January 15, April 15, July 15 and October 15 of each year through the maturity date or earlier redemption date as more fully described under “Description of the Notes — Interest Rate and Interest Payment Dates.”

Record Dates	Interest on each note will be payable to the person in whose name such note is registered on the April 1 or October 1 (whether or not a business day) through April 1, 2025, and thereafter the January 1, April 1, July 1 and October 1 immediately preceding the applicable interest payment date.

Listing	The notes will not be listed on any national securities exchange or quoted on any automated quotation system. Currently, there is no market for the notes.

Subordination; Ranking	The notes offered by this prospectus supplement will be issued by the Company pursuant to the First Supplemental Indenture, to be dated on or about April 14, 2015 between the Company and Wilmington Trust, National Association, not in its individual capacity but solely as trustee, to the Subordinated Indenture, to be dated on or about April 14, 2015 between the Company and Wilmington Trust, National Association as trustee, which we refer to as the base indenture. In this prospectus supplement, we refer to the base indenture and the first supplemental indenture collectively as the indenture, and we refer to Wilmington Trust, National Association, as the Trustee.

The notes will be unsecured, subordinated and:

•	will rank junior in right of payment and upon our liquidation to our existing and all of our future senior debt (as defined in the indenture and described below under “Description of the Notes” in this prospectus supplement);

•	will rank equally in right of payment and upon our liquidation with our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with promissory notes, bonds, debentures and other evidences of indebtedness of types that include the notes;

•	will rank senior in right of payment and upon our liquidation to any indebtedness the terms of which provide that such indebtedness ranks junior to promissory notes, bonds, debentures and other evidences of indebtedness of types that include the notes; and

•	will be effectively subordinated to all of the existing and future indebtedness, deposits and other liabilities of the Bank and our other current and future subsidiaries, including without limitation the Bank’s liabilities to depositors in connection with the deposits in the Bank, liabilities to general creditors and liabilities arising during the ordinary course or otherwise.

As of December 31, 2014, at the holding company level, we had no senior debt outstanding, and we had approximately $334.8 million in total short-term borrowings outstanding, consisting of secured overnight borrowings with customers and overnight and short-term advances from the Federal Home Loan Bank.

The indenture does not contain any limitation on the amount of debt or offering obligations ranking senior to or equally with the indebtedness evidenced by the notes that we may incur hereafter.

Because we are a holding company, our cash flows and, consequently, our ability to pay and discharge our obligations, including the principal of, and premium, if any, and interest on, our debt securities depends on the dividends paid and distributions and other payments made to us by our subsidiaries, and funds we obtain from our corporate borrowings or by selling our securities. Accordingly, our right to receive any payments or assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in the proceeds of those payments or assets, will be effectively subordinated to the claims of our subsidiaries’ respective creditors and preferred equity holders. As of December 31, 2014, the Bank and our other subsidiaries had total liabilities aggregating $2.8 billion, excluding intercompany liabilities, all of which were structurally superior in right of payment to the notes. For more information, see “Description of the Notes — Subordination of the Notes” in this prospectus supplement.

Redemption and Redemption Upon Special Events

Subject to obtaining the prior approval of the Federal Reserve, to the extent such approval is then required, we may, at our option, beginning with the interest payment date of April 15, 2025 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the date of redemption. Any partial redemption will be made on a pro rata basis, by lot or by any other method which the Trustee deems fair and appropriate and, in the case of global notes, subject to the applicable procedures of DTC (as defined below). The notes are not subject to repayment at the option of the holders. We may also redeem the notes, at our option, in whole if (1) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (2) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (3) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of the Notes — Redemption and Redemption Upon Special Events” in this prospectus supplement.

Events of Default; Remedies	The notes will contain customary payment, covenant and insolvency events of default. The Trustee and the holders of the notes may not accelerate the maturity of the notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the notes will become immediately due and payable without any action of the Trustee or the holders of the notes. In the event of such an acceleration of the maturity of the notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the notes. See “Description of the Notes — Events of Default; Limitation on Suits” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

No Guarantees	The notes are unsecured obligations of the Company and will not be guaranteed by any of our subsidiaries.

Denomination; Form	The notes will be issued only in fully registered form without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will be evidenced by a global note deposited with the Trustee, as custodian for The Depository Trust Company, which we refer to as the DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of the Notes — General” and “— Clearance and Settlement” in this prospectus supplement.

Further Issuances	We may, from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes may be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds	We estimate that the net proceeds of this offering will be approximately $39.0 million, after deducting the underwriting discount and the payment of the transaction expenses payable by us. We plan to use the net proceeds of the offering for general corporate purposes, including, but not limited to, contributing capital to the Bank, supporting organic growth, possible acquisitions of bank and complimentary non-bank businesses should acquisition opportunities arise and the payment of dividends. For more details, see “Use of Proceeds” in this prospectus supplement.

Risk Factors	Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and “Risk Factors” on page 7 of the accompanying prospectus for information regarding risk factors you should consider before investing in the notes.

Trustee	Wilmington Trust, National Association, acts as the trustee under the indenture pursuant to which the notes will be issued.

Governing Law	The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

SELECTED FINANCIAL DATA

The following table shows selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2014, which has been derived from our audited consolidated financial statements. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in the Form 10-K, which has been filed with the SEC and is incorporated by reference into this prospectus supplement.

(Dollars in thousands, except per share data)	At or for the year ended December 31,
	2014	2013	2012	2011	2010
Selected financial condition data:
Total assets	$3,089,521	$2,928,636	$2,763,865	$2,336,353	$2,214,307
Loans, net	1,884,365	1,806,883	1,681,012	1,461,516	1,325,524
Investment securities	916,932	859,185	841,701	650,815	694,530
Deposits	2,450,527	2,320,056	2,261,794	1,931,599	1,882,890
Borrowings	334,804	337,042	179,806	150,698	103,877
Shareholders’ equity	279,532	254,839	253,897	237,194	212,144
Common shareholders’ equity (1)	262,192	237,497	236,426	219,721	158,359
Tangible common shareholders’ equity (2) (3)	193,553	187,495	186,037	182,352	120,990
Equity to assets	9.05%	8.70%	9.19%	10.15%	9.58%
Common equity to assets (1)	8.49%	8.11%	8.55%	9.40%	7.15%
Tangible common equity to tangible assets (2) (3)	6.41%	6.51%	6.86%	7.93%	5.56%

Selected operations data:
Interest income	$101,055	$98,931	$97,567	$95,118	$96,509
Interest expense	7,281	7,337	9,051	13,255	17,720

Net interest income	93,774	91,594	88,516	81,863	78,789
Provision for loan losses	7,789	9,079	7,128	7,780	6,687

Net interest income after provision for loan losses	85,985	82,515	81,388	74,083	72,102
Noninterest income	25,350	24,833	24,777	23,925	19,454
Noninterest expense	72,355	69,441	71,397	63,794	60,917

Income before income taxes	38,980	37,907	34,768	34,214	30,639
Income tax expense	9,625	12,377	11,319	11,415	9,352

Net income	$29,355	$25,530	$23,449	$22,799	$21,287

Preferred stock dividends and accretion	1,462	1,466	1,474	3,182	3,725

Net income applicable to common shareholders	$27,893	$24,064	$21,975	$19,617	$17,562

Stock and related per share data:
Earnings per common share:
Basic	$2.01	$1.75	$1.60	$1.50	$1.62
Diluted	2.00	1.75	1.60	1.49	1.61
Cash dividends declared on common stock	0.77	0.74	0.57	0.47	0.40
Common book value per share (1)	18.57	17.17	17.15	15.92	14.48
Tangible common book value per share (2) (3)	13.71	13.56	13.49	13.21	11.06
Market price (NASDAQ: FISI):
High	27.02	26.59	19.52	20.36	20.74
Low	19.72	17.92	15.22	12.18	10.91
Close	25.15	24.71	18.63	16.14	18.97

Performance ratios:
Net income, returns on:
Average assets	0.98%	0.91%	0.93%	1.00%	0.98%
Average equity	10.80	10.10	9.46	9.82	10.07
Average common equity (1)	10.96	10.23	9.53	9.47	11.14
Common dividend payout ratio (4)	38.31	42.29	35.63	31.33	24.69
Net interest margin (fully tax-equivalent)	3.50	3.64	3.95	4.04	4.07
Efficiency ratio (5)	58.59	58.48	62.87	60.55	60.36

(1)	Excludes preferred shareholders’ equity.
(2)	Excludes preferred shareholders’ equity, goodwill and other intangible assets.
(3)	To supplement our consolidated financial statements presented in accordance with Generally Accepted Accounting Principles, which we refer to as GAAP, we use certain non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided below under “Use of Non-GAAP Financial Measures.”
(4)	Common dividend payout ratio equals dividends declared during the year divided by earnings per share for the year.
(5)	Efficiency ratio equals noninterest expense less other real estate expense and amortization of intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains and impairment charges on investment securities and amortization of tax credit investments.

(Dollars in thousands)	At or for the year ended December 31,
	2014	2013	2012	2011	2010
Capital ratios:
Leverage ratio	7.35%	7.63%	7.71%	8.63%	8.31%
Tier 1 capital ratio	10.47	10.82	10.73	12.20	12.34
Total risk-based capital ratio	11.72	12.08	11.98	13.45	13.60

Asset quality:
Non-performing loans	$10,153	$16,622	$9,125	$7,076	$7,582
Non-performing assets	10,347	17,083	10,062	9,187	8,895
Allowance for loan losses	27,637	26,736	24,714	23,260	20,466
Net loan charge-offs	$6,888	$7,057	$5,674	$4,986	$6,962
Non-performing loans to total loans	0.53%	0.91%	0.53%	0.48%	0.56%
Non-performing assets to total assets	0.33	0.58	0.36	0.39	0.40
Net charge-offs to average loans	0.37	0.40	0.36	0.36	0.54
Allowance for loan losses to total loans	1.45	1.46	1.45	1.57	1.52
Allowance for loan losses to non-performing loans	272%	161%	271%	329%	270%

Use of Non-GAAP Financial Measures

In this prospectus supplement, use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from their calculations that are otherwise required under GAAP. We believe that non-GAAP financial measures provide a meaningful comparison of our underlying operational performance, and facilitate investors’ assessments of our business and performance trends in comparison to others in the financial services industry. In addition, we believe the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(In thousands, except per share data)	At or for the year ended December 31,
	2014	2013	2012	2011	2010
Ending tangible common equity:
Common shareholders’ equity	$262,192	$237,497	$236,426	$219,721	$158,359
Less: Goodwill and other intangible assets, net	68,639	50,002	50,389	37,369	37,369

Tangible common shareholders’ equity	$193,553	$187,495	$186,037	$182,352	$120,990

Ending tangible assets:
Total assets	$3,089,521	$2,928,636	$2,763,865	$2,336,353	$2,214,307
Less: Goodwill and other intangible assets, net	68,639	50,002	50,389	37,369	37,369

Tangible assets	$3,020,882	$2,878,634	$2,713,476	$2,298,984	$2,176,938

Tangible common equity to tangible assets (1)	6.41%	6.51%	6.86%	7.93%	5.56%
Common shares outstanding	14,118	13,829	13,788	13,803	10,937
Tangible common book value per share (2)	$13.71	$13.56	$13.49	$13.21	$11.06

(1)	Tangible common shareholders’ equity divided by tangible assets.
(2)	Tangible common shareholders’ equity divided by common shares outstanding.

RISK FACTORS

An investment in the notes involves various risks. Before making an investment decision, you should carefully read and consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus. In particular, before deciding whether to invest in the notes, you should carefully consider the risk factors and the discussion of risks contained in the Form 10-K. Any of these risks, if realized, could materially adversely affect our business, financial condition or results of operations and ability to repay the notes. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

Risks Related to this Offering and the Notes

The notes are subordinated to our existing and future senior debt and to the obligations of our subsidiaries.

The notes will be our subordinated, unsecured obligations and, consequently, will be junior in right of payment to all of our secured and unsecured senior debt now existing or that we incur in the future. As a result, if we become subject to any termination, winding up, liquidation or reorganization, including as a result of any liquidation, reorganization or other insolvency proceeding under bankruptcy laws or any other applicable insolvency law, make any assignment for the benefit of our creditors or otherwise engage in any marshalling of our assets and liabilities, the holders of the senior debt would be entitled to have the senior debt paid in full prior to the holders of the notes receiving any payment of principal of, or interest on, the notes. In addition, if a default in the payment of principal of, or premium, if any, or interest on, any senior debt occurs and is continuing past any applicable grace period or if any event of default occurs and is continuing with respect to any senior debt or would occur with respect to any senior debt if we pay the principal of, or any interest on, the notes and that event of default would allow the holders of such senior debt to accelerate the maturity of such senior debt, we may not pay the principal of, or any interest on, the notes until such default or event of default is cured or waived or otherwise ceases to exist. The senior debt to which the notes are subordinated is described below under “Description of the Notes — Subordination of the Notes.”

As of December 31, 2014, we had no senior debt outstanding, and we had approximately $334.8 million in total short-term borrowings outstanding. The indenture, which governs the notes, does not limit the amount of additional indebtedness or senior debt that we may incur, or the amount of indebtedness that the Bank may incur. In the future, we may incur other indebtedness, which may be substantial in amount, including senior debt and debt ranking equally with the notes.

As a consequence of the subordination of the notes to our senior debt, an investor in the notes may lose all or some of its investment should we liquidate or become insolvent. In such an event, our assets would be available to pay the principal of and accrued and unpaid interest on the notes only after all of our senior debt has been paid in full. In the event of our liquidation or any liquidation, reorganization or other insolvency proceedings under the U.S. Bankruptcy Code or any other insolvency law, any of our other general, unsecured obligations that do not constitute senior debt will share pro rata in our assets remaining for payment of such obligations after we have paid all of our senior debt in full.

The notes will be structurally subordinated to the obligations of the Bank and our other subsidiaries, and the holders of those obligations will be entitled to receive payment in full of those obligations before we participate in any distribution of the assets of the Bank and our other subsidiaries in the event of their liquidation or insolvency.

The notes are obligations exclusively of FII and are not obligations of the Bank or any of our other subsidiaries. The Bank is a separate and distinct legal entity from FII and has no obligation to pay any amounts to

FII, including any dividends, to make any other distributions to FII or to provide FII with funds to meet any of FII’s obligations. FII’s rights and the rights of its creditors, including the holders of the notes, to participate in any distribution of the assets of the Bank (either as a shareholder or as a creditor), upon a liquidation, reorganization, insolvency or receivership of the Bank (and the consequent right of the holders of the notes to participate in those assets after repayment of our senior debt), will be subject to the claims of the creditors of the Bank, including depositors in the Bank. Accordingly, the notes are effectively structurally subordinated to all of the liabilities of the Bank and FII’s other subsidiaries, to the extent that the liabilities of the Bank, including its deposit liabilities, and our other subsidiaries equal or exceed their respective assets.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to the guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under the Federal Reserve’s regulatory capital rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments such as the notes on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, under Federal Reserve policy, a bank holding company is required to act as a source of financial and managerial strength to its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

We depend primarily on cash dividends from our subsidiary, the Bank, to meet our cash obligations. Failure of the Bank to pay sufficient cash dividends to us may prevent us from paying interest on the notes or the principal of the notes at maturity.

We are a holding company and report financial information on a consolidated basis with our subsidiaries. Substantially all of the assets held by the consolidated companies are held by our subsidiaries, in particular, the Bank. Dividends from the Bank provide a substantial portion of the FII’s cash flows and, other than the funds we retain in the offering, is a primary source of funds that we will use to pay interest on the notes. Various regulatory provisions limit the amount of dividends the Bank can pay to FII without regulatory approval. In certain cases, regulatory authorities may even prohibit the Bank from paying dividends to FII. Moreover, the terms of the notes do not provide for us to make payments into any sinking fund with respect to the notes out of which the principal of, or accrued and unpaid interest on, the notes could be paid. If the Bank cannot pay dividends to us for any period as a result of any regulatory limitation or prohibition or cannot, for any reason, pay dividends in an amount sufficient for us to pay the principal of, or accrued and unpaid interest on, the notes, we may be unable to pay the interest on or principal of the notes unless we are able to borrow funds from other sources or sell additional securities of FII to obtain funds necessary to make one or more such payments of accrued and unpaid interest on, and the principal of, the notes. The Bank declared dividends of $20 million in 2014 and $15 million in 2013.

There is no established trading market for the notes, which could make it more difficult for you to sell your notes and could adversely affect their price.

The notes constitute a new issue of securities for which no established trading market exists. Consequently, it may be more difficult for you to sell your notes. We do not intend to list the notes on any securities exchange or to apply to have the notes quoted or listed on any securities exchange. A market for the notes may not develop and if such a market develops it may not continue to exist or provide liquidity for the notes following the offering.

The notes contain limited events of default, and the remedies available thereunder are limited.

As described in “Description of the Notes — Events of Default; Limitation on Suits,” the notes contain limited events of default and remedies. As a result of our intended treatment of the notes as Tier 2 capital, the ability of the Trustee or the holders of the notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the notes will be limited to the events of default that occur upon:

•	the entry of a decree or order for the appointment of a receiver, liquidator, trustee, or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to us, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

•	our consent to the appointment of a receiver, liquidator, trustee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to us.

Consequently, neither the Trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture. The holders of our senior debt are not subject to similar limitations. If the holders of our senior debt are able to accelerate the maturity of some or all of our senior debt at a time when a non-insolvency default has occurred, but an insolvency default has not occurred, with respect to the notes, such holders of our senior debt may be able to accelerate the maturity of, and pursue the payment in full of, that senior debt while the holders of the notes would be unable to pursue similar remedies with respect to the notes.

No limit or restriction exists on the amount or type of further securities or indebtedness that we may issue, incur or guarantee, and the indenture does not contain any financial covenants.

No limit or restriction exists on the amount of securities or other liabilities that we may issue, incur or guarantee and that rank senior in right of payment to, or pari passu with, the notes. The issuance or guarantee of any such securities or the incurrence of any such other liabilities may reduce the amount, if any, recoverable by holders of the notes in any reorganization under the Bankruptcy Code or any liquidation or winding up under the Bankruptcy Code or otherwise of us and may limit our ability to meet our obligations under the notes. In addition, neither the indenture nor the notes contain any restriction on our ability to issue securities that may have preferential rights to the notes or securities with provisions similar to or different from the provisions of the indenture.

Neither the indenture nor the notes contain any financial covenants that would require us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The amount of interest payable on the notes will vary after April 15, 2025.

Because the three-month LIBOR is a floating rate, the interest rate on the notes will vary after April 15, 2025. From and including the issue date but excluding April 15, 2025, the notes will bear interest at a fixed rate of 6.00% per year. From and including April 15, 2025, to but excluding the maturity date, the notes will bear interest at an annual floating rate equal to the three-month LIBOR determined on the determination date of the applicable interest period plus a spread of 3.944% for any interest period. The annual interest rate that is determined on the relevant determination date will apply to the entire interest period following such determination date even if the three-month LIBOR increases during that interest period.

The level of the three-month LIBOR may affect our decision to redeem the notes.

It is more likely we will redeem the notes after April 15, 2025 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the notes prior to their maturity date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

After April 15, 2025, the notes may be redeemed at our option, which limits the ability of holders to accrue interest over the full term of the notes.

We may redeem all or a portion of the notes after April 15, 2025 and prior to their maturity date, subject to the prior approval of the Federal Reserve, to the extent such approval is then required. In the event that we redeem the notes, holders will receive only the principal amount of the investment in the notes plus any accrued and unpaid interest. If redemption occurs, holders will not have the opportunity to continue to accrue and be paid interest to the original maturity date of the notes.

You will have no rights against the publishers of LIBOR.

You will have no rights against the publishers of LIBOR, even though the amount you receive on each interest payment date after the fifth year will depend upon the level of the three-month LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

The market value of the notes may be influenced by unpredictable factors.

Certain factors, many of which beyond our control, will influence the value of the notes and the price, if any, at which securities dealers and others may be willing to purchase or sell the notes in the secondary market, if any, that develops for the notes, including:

•	our creditworthiness and financial condition from time to time;

•	prevailing interest rates;

•	supply and demand for the notes;

•	economic, financial, political or regulatory events or judicial decisions that affect us or the financial markets generally, including the introduction of any financial transactions tax;

•	the market for similar securities; and

•	the trading price of our common stock.

Accordingly, if an investor in the notes sells those notes in the secondary market, it may not be able to obtain a price that will provide it with a desired yield, a price equal to the principal amount of the notes or a price equal to the price that the investor paid for the notes.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The notes are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The Bank is subject to regulatory capital requirements that may require us to make capital contributions, and that may restrict the ability of the Bank to make cash available to us.

The Bank must maintain minimum amounts of regulatory capital. If the Bank does not meet these capital requirements, its regulators have broad discretion to institute a number of corrective actions that could have a direct material effect on our financial condition. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as Dodd-Frank, we are also required to serve as a source of financial strength for the Bank. If the Bank were to fail to meet any of the capital requirements to which it is subject, or if required under Dodd-Frank’s source of strength requirements, we may be forced to provide the Bank with additional capital, which could impair our ability to service our indebtedness, including the notes. Furthermore, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of our bankruptcy, any commitment by us to the Bank to maintain the capital of the Bank will be assumed by the bankruptcy trustee and entitled to a priority of payment over the holders of the notes.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including senior debt and other senior obligations, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets, or from paying dividends or issuing or repurchasing our securities. In addition, the indenture and the notes do not contain, among other things, provisions that would afford holders of the notes protection in the event of a recapitalization transaction, a change of control of the Company or a highly leveraged transaction involving the Company that could adversely affect the holders of the notes, except to the extent described under “Description of Debt Securities — Merger, Consolidation or Asset Sale” included in the accompanying prospectus.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the notes. Furthermore, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes for general corporate purposes. Our general corporate purposes will likely include continuing capital to the Bank, supporting organic growth, and may also include, among other things, financing possible acquisitions of bank and complimentary non-bank businesses should acquisition opportunities arise, extending credit to, or funding investments in, our subsidiaries, or repurchasing our outstanding common stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds for temporary investments. We expect that we may, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2014:

•	on an actual basis; and

•	as adjusted to give effect to the sale of $40.0 million aggregate principal amount of the notes offered hereby.

For a complete description of the borrowings and other debt obligations attributable to us and to the Bank, refer to our consolidated financial statements included in the Form 10-K, incorporated by reference in this prospectus supplement.

(Dollars in thousands)	December 31, 2014
	Actual	As Adjusted
Short-term debt:
Repurchase agreements	$39,504	$39,504
FHLB borrowings	295,300	295,300

Total short-term debt	334,804	334,804
Long-term debt:
New 6% senior notes due April 15, 2030	—	40,000 (1)

Total long-term debt	—	40,000
Shareholders’ equity:
Series A 3% preferred stock, $100 par value; 1,533 shares authorized and 1,492 shares issued	149	149
Series B-1 8.48% preferred stock, $100 par value; 200,000 shares authorized and 171,906 shares issued	17,191	17,191
Common stock, $0.01 par value; 50,000,000 shares authorized and 14,397,509 shares issued	144	144
Additional paid-in capital	72,955	72,955
Retained earnings	203,312	203,312
Accumulated other comprehensive loss	(9,011)	(9,011)
Treasury stock, at cost – 279,461 shares	(5,208)	(5,208)

Total shareholders’ equity	279,532	279,532

Total capitalization, including short-term debt	$614,336	$654,336

(1)	Reflects the issuance of the notes offered hereby at their issue price.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our ratio of combined fixed charges and preferred stock dividends to earnings. You should read this table in conjunction with the consolidated financial statements and notes to the consolidated financial statements that are incorporated by reference into this prospectus supplement.

Years Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Including interest on deposits	5.94x	5.79x	4.63x	3.49x	2.68x
Excluding interest on deposits	26.49x	29.80x	31.88x	15.78x	10.17x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including interest on deposits	4.77x	4.54x	3.77x	2.90x	2.12x
Excluding interest on deposits	11.67x	11.23x	10.84x	7.12x	4.16x

We have computed the ratio of earnings to combined fixed charges and preferred stock dividends set forth above by dividing pre-tax income before fixed charges and preferences by fixed charges and preference dividends. Fixed charges are the sum of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest within rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

DESCRIPTION OF THE NOTES

We will issue the notes under the indenture, to be dated on or about April 14, 2015, between FII, as the issuer, and Wilmington Trust, National Association (“Wilmington Trust”), as the trustee, as amended and supplemented by a first supplemental indenture to be dated on or about April 14, 2015. We refer to this indenture, as it is amended and supplemented by the first supplemental indenture, as the indenture, and we refer to Wilmington Trust, in its capacity as the trustee under the indenture, as the Trustee. You may request a copy of the indenture from us as described under “Where You Can Find Additional Information” in the accompanying prospectus. The following summary of certain provisions of the notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

General

The notes will be unsecured, subordinated obligations of ours and will mature on April 15, 2030. The notes will be issued and may be transferred only in minimum denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. Unless previously purchased and cancelled or redeemed prior to maturity, we will repay the notes at 100% of their principal amount, together with accrued and unpaid interest thereon, at their maturity. We will pay principal of and interest on the notes in U.S. dollars. The notes will constitute our unsecured debt obligations and will rank equally among themselves and junior in right of payment to our senior debt as described below in “Description of the Notes — Subordination of the Notes.” No sinking fund will exist for the notes, and no sinking fund payments will be made with respect to the notes. The notes will not be convertible into or exchangeable for any other securities or property. The notes will not be subject to defeasance or covenant defeasance. Except as described below under “Description of the Notes — Clearance and Settlement,” the notes will be issued only in book-entry form and will be represented by a global note registered in the name of Cede & Co, as the nominee of DTC. See “Description of the Notes — Clearance and Settlement” below.

The notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $40.0 million. We may, from time to time, without notice to, or the consent of, the holders of the notes, issue additional notes ranking equally with the notes and with identical terms to the notes in all respects (except for issue date, the offering price, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes) in order that such additional notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes. No limit exists on the aggregate principal amount of the notes of this series that we may issue.

No recourse will be available for the payment of principal of or interest on any note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, shareholder, employee, agent, officer or director, as such, past, present or future, of ours or of any successor entity.

The indenture contains no covenants or restrictions restricting the incurrence of indebtedness or other obligations by us or by our subsidiaries, including the Bank. The indenture contains no financial covenants requiring us to achieve or maintain any minimum financial results relating to our financial position or results of operations or meet or exceed any financial ratios as a general matter or to incur additional indebtedness or obligations or to maintain any reserves. Moreover, neither the indenture nor the notes contain any covenants prohibiting us from, or limiting our right to, incur additional indebtedness or obligations, to grant liens on our assets to secure our indebtedness or other obligations that are senior in right of payment to the notes, to repurchase our stock or other securities, including any of the notes, or to pay dividends or make other distributions to our shareholders. In addition, neither the indenture nor the notes contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.

The notes and the indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The notes are not deposits in the Company or the Bank and are not insured or guaranteed by the FDIC or any other government agency or instrumentality. The notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Bank or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

From and including April 15, 2015 to but excluding April 15, 2025 or any earlier redemption date upon the occurrence of certain events, the notes will bear interest at the annual fixed rate of 6.00%, and we will pay accrued interest on the notes semi-annually in arrears on each April 15 and October 15 (but if any of these days is not a business day, on the next business day, and no interest will accrue as a result of that postponement), beginning on April 15, 2015. Each such date is referred to as a “fixed note interest payment date” and we refer to the period from and including April 15, 2015 to but excluding the first fixed rate interest payment date and each successive period from and including a fixed rate interest payment date to but excluding the next fixed rate interest payment date as a “fixed rate period.” The interest so payable will be paid to each holder in whose name a note is registered in the securities register at the close of business on the record date immediately preceding the applicable interest payment date.

Interest payable on the notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month.

Floating Rate Period

From and including April 15, 2025 to but excluding the maturity date or any earlier redemption date, the notes will bear interest at an annual floating rate equal to the three-month LIBOR plus a spread of 3.944%, and we will pay accrued interest quarterly in arrears on January 15, April 15, July 15 and October 15 (or if any of these days is not a business day, on the next business day, except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day, and no interest will accrue as a result of that postponement or earlier payment) (the “floating rate interest payment dates” and, together with the fixed rate interest payment dates, the “interest payment dates”). We will pay such accrued interest to holders of record of notes as they appear in the records of the securities register on the applicable record date, which will be January 1, April 1, July 1 and October 1 immediately preceding the respective floating rate interest payment date. We refer to the period from and including April 15, 2025 to but excluding the first floating rate interest payment date and each successive period from and including a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a “floating rate period” and, together with each fixed rate period, an “interest rate period.”

Interest payable on the notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period.

The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law, regulation or executive order to be closed in The City of New York, New York or a day on which the place of payment or the corporate trust office of the Trustee is closed for business.

For any determination date, “LIBOR” means the rate as published by Bloomberg at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by us. If an interest payment date or the maturity date for the notes falls on a day that is not a business day, we will postpone the interest payment or the payment of principal and interest at maturity to the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the notes will not be entitled to any further interest or other payments with respect to such postponements.

Subordination of the Notes

Our obligation to make any payment on account of the principal of, or interest on, the notes will be subordinate and junior in right of payment to the prior payment in full of all of our senior debt.

“Senior debt” means (i) the principal and any premium or interest for money borrowed or purchased by us (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for post petition interest is allowed in such proceedings); (ii) the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by us; (iii) any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar agreement; (iv) an obligation arising from direct credit substitutes; and (v) any obligation associated with derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; in each case, whether outstanding on the date the indenture becomes effective, or created, assumed or incurred after that date. However, “senior debt” excludes any indebtedness, obligation or liability referred to in clauses (i) through (v) above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is junior to, or ranks equally in right of payment with, the notes. At December 31, 2014, we had no senior debt outstanding.

In accordance with the subordination provisions of the indenture and the notes, we are permitted to make payments of accrued and unpaid interest on the notes on the interest payment dates and at maturity and to pay the principal of the notes at maturity unless:

•	we are subject to any termination, winding up, liquidation or reorganization, including pursuant to any liquidation, reorganization or other insolvency proceeding under the bankruptcy or other insolvency laws or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities; or

•	a default in the payment of principal of, or premium, if any, or interest on, any senior debt, has occurred that is continuing beyond any applicable grace period or an event of default has occurred and is continuing with respect to any senior debt or would occur as a result of a payment of principal of, or interest on, the notes being made and that event of default would permit the holders of any senior debt to accelerate the maturity of that senior debt and such default or event of default has not been cured, waived and otherwise ceases to exist.

Upon our termination, winding up, liquidation or reorganization, including as a result of any action in any liquidation, reorganization or other insolvency proceeding under the bankruptcy laws or any other applicable insolvency law or upon an assignment for the benefit of our creditors or any other marshalling of our assets and liabilities or otherwise, we must pay to the holders of all of our senior debt the full amounts of principal of, and premium, if any, and interest on, that senior debt before any payment is made on the notes. If, after we have paid the senior debt in full, there are any amounts available for payment of the notes and any of our other indebtedness and obligations ranking equally in right of payment with the notes, then we will use such remaining assets to pay the amounts of principal of, premium, if any, and accrued and unpaid interest on, the notes and such other of our indebtedness and obligations that rank equally in right of payment with the notes. If those assets are insufficient to pay in full the principal of, premium, if any, and interest on the notes and such other indebtedness and obligations, those assets will be applicable ratably to the payment of such amounts owing with respect to the notes and such other indebtedness and obligations.

In the event that we are subject any termination, winding up, liquidation or reorganization, including pursuant to any liquidation, reorganization or other insolvency proceeding under the bankruptcy or any other insolvency laws, or we have made an assignment for the benefit of our creditors or otherwise marshalled our assets and liabilities, if the holders of the notes receive for any reason any payment on the notes or other distributions of our assets with respect to the notes before all of our senior debt is paid in full, the holders of the notes will be required to return that payment or distribution to the bankruptcy trustee, receiver, liquidating trustee, custodian, assignee, agent or other person making payment of our assets for all our senior debt remaining unpaid until all that senior debt has been paid in full, after giving effect to any other concurrent payment or distribution to the holders of such senior debt.

By reason of the above subordination in favor of the holders of our senior debt, in the event of our bankruptcy or insolvency, holders of our senior debt may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

All liabilities of the Bank, including deposits, and our other subsidiaries, including each subsidiary’s liabilities to general creditors arising during its ordinary course of business or otherwise, will be effectively senior in right of payment to the notes to the extent of the assets of such subsidiary because, as a shareholder of the subsidiary, we do not have any rights to the assets of the subsidiary except if the subsidiary declares a dividend payable to us or if there are assets of the subsidiary remaining after it has discharged its liabilities to its creditors in connection with its liquidation. Over the term of the notes, we may need to rely primarily on dividends paid to us by the Bank, which is a regulated financial institution, for the funds necessary to pay the interest on our outstanding debt obligations and to make dividends and other payments on our other securities outstanding now or in the future. With respect to the payment of the principal of the notes at their maturity, we may rely on the funds we receive from dividends paid to us by our subsidiaries, but will likely have to rely on the proceeds of borrowings and other securities we sell to pay the principal amount of the notes. Regulatory rules may restrict the Bank’s ability to pay dividends or make other distributions to us or to provide funds to us by other means. As a result of the foregoing, with respect to the assets of each of our subsidiaries, our creditors (including the holders of the notes) are structurally subordinated to the prior claims of creditors of any such subsidiary, including the depositors of the Bank, except to the extent that we may be a creditor with recognized claims against any such subsidiary.

As discussed above, neither the notes nor the indenture contains any limitation on the amount of senior debt or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that we, the Bank or any of our other subsidiaries may incur. As of December 31, 2014, the Company had no senior debt outstanding and approximately $334.8 million of short-term borrowings outstanding. Any indebtedness and liabilities of the Bank or our other subsidiaries is not a part of our senior debt. The notes will be effectively subordinate to all of the existing and future indebtedness and liabilities, including deposit liabilities, of our subsidiaries, including the Bank. As of December 31, 2014, the Bank and our other subsidiaries had total liabilities aggregating $2.8 billion, excluding intercompany liabilities, all of which were structurally superior in right of payment to the notes.

Redemption and Redemption Upon Special Events

We may, at our option, beginning with the interest payment date of April 15, 2025 and on any interest payment date thereafter, redeem the notes, subject to prior approval of the Federal Reserve. Any partial redemption will be made on a pro rata basis, by lot or by any other method that the Trustee deems fair and appropriate and, in the case of global notes, in accordance with the applicable procedures of DTC. The notes are not subject to repayment at the option of the holders. The notes may not otherwise be redeemed prior to maturity, except we may, at our option, redeem the notes before the scheduled maturity of the notes in whole, at any time after the date on which we sell the notes to investors, in the event of:

(1)	a “Tax Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, in each case, occurring or becoming publicly known on or after the date of the issuance of the notes, resulting in more than an insubstantial risk that the interest payable on the notes is not, or within 90 days of receipt of such opinion of tax counsel, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

(2)	a “Tier 2 Capital Event,” which is defined in the indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for us or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to us; or

(3)	our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any such redemption of the notes will be at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption. Any redemption, call or repurchase of the notes following one of these events would require prior approval of the Federal Reserve.

Our election to redeem any notes upon the occurrence of any of the enumerated events above will be provided to the Trustee in the form of an Officer’s Certificate, at least 60 days prior to the redemption date. In case of any such election, notice of redemption must be provided at any time after giving not less than 30 nor more than 60 days’ notice of such redemption to the holders of the notes (with a copy to the Trustee).

The Notes Intended to Qualify as Tier 2 Capital

The notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors, which, in our case, will be to the holders of our senior debt;

•	not contain provisions permitting the holders of the notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•	not contain provisions permitting the institution to redeem or repurchase the notes prior to the maturity date without prior approval of the Federal Reserve, except upon the occurrence of certain special events.

Events of Default; Limitation on Suits

Under the indenture, an event of default will occur if we fail to pay any interest on the notes offered hereby and any notes of the same series offered in the future and such failure continues for 30 days, we fail to pay the principal of any notes of that series when due, whether at maturity or upon redemption, or we default in the performance of any term, covenant or warranty contained in the indenture, other than a term, covenant or warranty added to the indenture solely for the benefit of any other series of subordinated debt securities issued under the indenture, and such default continues for 90 days after written notice as provided in the indenture. In addition, an event of default will occur if the we, pursuant to any bankruptcy law:

•	commence a voluntary case;

•	consent to the entry of any order for relief against us in an involuntary case;

•	consent to the appointment of a custodian of us or for all or substantially all of our property;

•	make a general assignment for the benefit of our creditors; or

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that:

•	is for relief against us in an involuntary case;

•	appoints a custodian of us or for all or substantially all of our property; or

•	orders the liquidation of us, and the order or decree remains unstayed and in effect for 90 days.

Neither the Trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant or warranty under the notes or the indenture. Nevertheless, during the continuation of such an event of default under the notes, the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes to regularly scheduled payments of interest and of principal at the scheduled maturity of the notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination of the Notes.”

If an insolvency event of default occurs and is continuing, the principal amount and accrued and unpaid interest on the notes shall become immediately due and payable, without the need for any action on the part of the holders of the notes or the Trustee, subject to the broad equity powers of a federal bankruptcy court and the determination by that court of the nature and status of the payment claims of the holders of the notes. At any time after acceleration with respect to the notes has occurred, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate principal amount of outstanding notes of the series of which the notes offered hereby are a part and other affected series of securities issued under the indenture, voting as one class, may waive all defaults and rescind and annul any acceleration occurring as to any and all securities of such series, including the notes, but only if: (1) we have paid or deposited with the Trustee a sum of money sufficient (a) to pay all overdue installments of any interest that have become due otherwise, (b) the principal of and any premium that have become due otherwise than by such declaration of acceleration and, to the extent permitted by applicable law, interest thereon at the rate of interest borne by these securities, (c) to the extent permitted by applicable law, interest upon installments of any interest, if any, that have become due otherwise than by such declaration of acceleration at the rate of interest borne by these securities and (d) all sums paid or advanced by the Trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (2) all events of default with respect to the notes other than the nonpayment of the principal of the notes that shall have become due solely by such acceleration, shall have been cured or waived as provided in the indenture. Even in the event of an acceleration of the maturity of the notes upon the occurrence of an insolvency event, the rights of the holders of the notes to receive payment of the principal of, and accrued and unpaid interest on, the notes remain subject to the subordination provisions of the notes as discussed above under “— Subordination of the Notes.”

The indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders shall have offered to the Trustee indemnity or security satisfactory to the Trustee against the costs, expenses and liabilities that may be incurred by it in complying with such request or direction. Subject to certain provisions in the indenture, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the notes issued and sold, will be executed and deposited with DTC and will bear a legend disclosing the restrictions on exchanges and registration of transfer referred to below. See “Form, Denominations and Registration; Book Entry Only System” in the accompanying prospectus for more information concerning DTC and its facilitation of clearance and post-trade settlement of transactions among its participants.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes, so long as the corresponding securities are represented by a global note.

Purchases of securities under the DTC system must be made by or through direct participants in DTC, who will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the notes, as such payments will be forwarded by the paying agent for the notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the notes, as DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us or our agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the notes will be authenticated and delivered to or at the direction of DTC.

As long as DTC or its nominee is the registered owner of the global note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global note and all notes represented by this certificate for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global note:

•	will not be entitled to have such global note or the notes represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global note; and

•	will not be considered to be owners or holders of the global note or any notes represented by a global note for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, payments of principal of, and interest on, the notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC’s practice is to credit its direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners of the notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, us, the Trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and payments of principal of, or interest on, the notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of us or our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the notes will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of us, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global note among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither us nor the Trustee nor any of their agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC or the standby instructions or customary procedures of the participants.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the notes.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Regarding the Indenture Trustee

Wilmington Trust, National Association will act as trustee under the indenture pursuant to which the notes will be issued. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Wilmington Trust may also be the trustee under any indenture pursuant to which we may issue our debt securities that will be senior debt for purposes of the notes.

Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which Wilmington Trust serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This discussion is based upon the United States Internal Revenue Code of 1986, as amended, which we refer to as the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

The discussion generally applies only to beneficial owners that purchase notes in the initial offering at their original issue price (i.e., the first price at which a substantial amount of the notes is sold to purchasers other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for cash and hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). The discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or the U.S. federal income tax consequences applicable to special classes of taxpayers such as banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of notes that are pass-through entities or the investors in such pass-through entities, dealers in securities or foreign currency, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, traders in securities that elect a mark-to-market method of accounting, investors liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, and persons holding notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction or risk reduction transaction. The discussion does not address any non-income tax considerations or any foreign, state or local tax consequences. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

As used herein, a “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state within the United States, or the District of Columbia, (c) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of source, or (d) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust validly elected to be treated as a U.S. person under applicable Treasury regulations. A Non-U.S. Holder is a beneficial owner of notes, other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns any of the notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. Holders of notes that are partnerships or partners in such partnerships should consult their own tax advisors.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX AND OTHER FEDERAL TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

U.S. Holders

Payments of Interest. Payments of stated interest on a note will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the holder’s regular method of accounting for federal income tax purposes. It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations).

Sale, Exchange or Redemption of the Notes. Upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the sum of all cash plus the fair market value of all other property received on such disposition (other than amounts properly attributable to accrued and unpaid interest, which, to the extent not previously included in income, will be treated as ordinary interest income), and such holder’s tax basis in the note. A U.S. Holder’s tax basis in the note will generally equal the amount such holder paid for the note. Any gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. In general, a U.S. Holder will be subject to federal backup withholding on payments on the notes and the proceeds of a sale or other disposition of the notes if such holder fails to provide its correct taxpayer identification number to the applicable withholding agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. Holder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

In addition, information reporting generally will apply to certain payments of interest on the notes and to the proceeds of the sale or other disposition (including a retirement or a redemption) of a note paid to a U.S. Holder unless such holder is an exempt recipient.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into the special classes of trusts that are exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest and net gains from the disposition of the Notes unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our Notes.

Non-U.S. Holders

Payments of Interest. Subject to the discussion below regarding effectively connected income and backup withholding, payments of interest on the notes to a Non-U.S. Holder generally will not be subject to federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In addition, for this exemption from federal withholding tax to apply, a Non-U.S. Holder must provide the applicable withholding agent with a properly completed and executed Form W-8BEN, or other appropriate documentation, as provided for in Treasury regulations, certifying that it is not a U.S. person. If the Non-U.S. Holder holds the notes through a financial institution or other agent acting on its behalf, such holder will be required to provide appropriate documentation to the agent. Such holder’s agent will then be required to provide such documentation to the applicable withholding agent.

A Non-U.S. Holder may also be entitled to the benefits of an income tax treaty under which interest on the notes is exempt from or subject to a reduced rate of U.S. federal withholding tax, provided that a properly completed and executed Form W-8BEN claiming the exemption from or reduction in withholding is furnished to the applicable withholding agent and any other applicable procedures are complied with.

Sale, Exchange or Redemption of the Notes. Generally, any gain realized on the sale, exchange, redemption or other taxable disposition of a note (other than amounts properly attributable to accrued and unpaid interest, to the extent not previously included in income, which generally will be treated as described under “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income”) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States; or

•	if the Non-U.S. Holder is an individual, such Non-U.S. Holder is present in the United States for a period of 183 days or more during the taxable year of the disposition and certain other conditions are met.

See the discussion below under “— Non-U.S. Holders — Effectively Connected Income” if the gain derived from the disposition is described in the first bullet point above. If the Non-U.S. Holder is an individual described in the second bullet point above, the Non-U.S. Holder will be subject to U.S. federal income tax on the gain derived from the disposition at a 30% rate (or such lower rate as may be prescribed under an applicable income tax treaty), which gain may be offset by U.S. — source capital losses.

Effectively Connected Income. If interest or gain recognized on a note is effectively connected with the conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States, then such interest or gain will be exempt from the U.S. federal withholding tax discussed above if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed Form W-8ECI, but such interest or gain generally will be subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates. In addition to regular U.S. federal income tax, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits, as adjusted for certain items, unless such holder qualifies for a lower rate under an applicable income tax treaty.

Backup Withholding and Information Reporting. Payments of interest, and proceeds of a sale or other disposition of the notes, to a Non-U.S. Holder may be subject to annual information reporting and U.S. federal backup withholding on payments unless such Non-U.S. Holder provides the certification described above under either “— Non-U.S. Holders — Payments of Interest” or “— Non-U.S. Holders — Effectively Connected Income” or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and may be refunded or allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability (if any), provided that the required information is furnished to the Internal Revenue Service in a timely manner. In addition, the applicable withholding agent generally will be required to file information returns with the IRS reporting interest payments on the notes. Copies of the information returns may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

FATCA

The Foreign Account Tax Compliance Act, which we refer to as FATCA, generally applies to payments made after June 30, 2014 (in the case of interest payments) and December 31, 2016 (in the case of disposition proceeds), with respect to debt issued by a U.S. person. These new withholding rules generally are only effective for debt issued on or after July 1, 2014. Under the current rules, we or our paying agent (in its capacity as such) would be required to deduct and withhold a tax equal to 30% of any payments made on our obligations to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of a sale or other disposition of our obligations would be required to deduct and withhold a tax equal to 30% of any such proceeds, unless: (1) in the case of a foreign financial institution, such institution entered into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (2) in the case of a non-financial foreign entity, such entity provided the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity; or (3) the payee was otherwise exempt from, or deemed compliant with, the requirements of FATCA. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Withholding under FATCA may be applicable even if payments on the notes are otherwise not subject to withholding. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on an investment in the notes.

CERTAIN ERISA CONSIDERATIONS

Each person considering the use of the assets of: (1) a pension, profit-sharing or other employee benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, which we refer to as ERISA; (2) an individual retirement account, Keogh plan or other retirement plan, account or arrangement that is subject to Section 4975 of the Code; or (3) an entity such as a collective investment fund, partnership, separate account or insurance company general accounts whose underlying assets include the assets of such plans or accounts ((1), (2) and (3) are collectively referred to as the Plans), to purchase or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan and with its fiduciary duties, including satisfaction of applicable prudence and diversification requirements, and whether the purchase or holding of the notes would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each person considering the use of the assets of any other plan subject to federal, state, local or non-U.S. laws that are similar to Title I of ERISA or Section 4975 of the Code, which we refer to as Similar Laws, should consider whether the purchase or holding of the notes would violate any Similar Laws.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in certain transactions involving “Plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA, or a loss of tax-exempt status and/or an excise tax under Section 4975 of the Code for those persons. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4 (b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to Similar Laws.

The purchase or holding of the notes by or on behalf of a Plan with respect to which we, the underwriters, the Trustee or any of their respective affiliates are or become a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the notes are purchased or held pursuant to and in accordance with an applicable exemption.

Certain prohibited transaction class exemptions, or PTCEs, issued by the U.S. Department of Labor may provide exemptive relief for prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the entity that is the party in interest or disqualified person (i.e., the issuer of the notes, the underwriters or the Trustee, as applicable) nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan or any entity whose underlying assets include “Plan assets” by reason of any Plan’s investment in the entity or any person investing “Plan assets” of any Plan, unless: (1) such purchase or holding is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption; or (2) there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser or holder acquires its interest in the notes to the date on which the purchaser or holder disposes of its interest in the notes, such purchaser and holder, by its purchase or holding of the notes or any interest therein: (1) is not a Plan and its purchase and holding of the notes is not made on behalf of or with “Plan assets” of any Plan; or (2) if it is a Plan or its purchase and holding of the notes is made on behalf of or with “Plan assets” of a Plan, then (A) its purchase and holding of the notes will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, and (B) none of the Company, the underwriters, the trustee, nor any of their affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of the notes nor have they provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of the notes. Each purchaser and holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder, or on behalf of any governmental plan, church plan or foreign plan, will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), by its purchase or holding of the notes or any interest therein, that such purchase and holding does not violate any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with “Plan assets” of any Plan (or on behalf of or with the assets of any plan subject to Similar Law) consult with their counsel regarding the relevant provisions of ERISA, the Code and any Similar Laws and the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption or basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any applicable Similar Laws. The sale of any notes to any Plan (or plan subject to Similar Laws) is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws), or that such an investment is appropriate for Plans (or plans subject to Similar Laws) generally or any particular Plan (or plan subject to Similar Laws).

UNDERWRITING

We have entered into an underwriting agreement with Sterne Agee & Leach, Inc., as representative of the underwriters named below, with respect to the notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of notes in the offering set forth next to its name in the following table.

Underwriters	Amount of Securities
Sterne Agee & Leach, Inc.	$26,000,000
Sandler O’Neill + Partners, L.P.	14,000,000

Total	$40,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased.

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Discounts, Commissions and Expenses

The following table shows the per note and total underwriting discounts and commissions we will pay the underwriters:

Per note	1.50%

Total	$600,000

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $390,000, which expenses are payable by us. We have agreed to reimburse the underwriters for certain of its offering expenses, including legal fees and expenses, and marketing syndication and travel expenses.

Indemnification

We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

No Public Trading Market

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable.

Stabilization

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing, or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates.

Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriters or any of their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriter and should not be relied on by investors.

Our Relationships with the Underwriter

The underwriters and their affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other Matters

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Harter Secrest & Emery LLP, Rochester, NY. Certain legal matters will be passed upon for the underwriters by Kilpatrick Townsend & Stockton LLP, Washington, DC.

EXPERTS

The consolidated financial statements of Financial Institutions, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$100,000,000

Financial Institutions, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Purchase Contracts

Units

We may offer and sell from time to time up to $100,000,000 of unsecured debt securities, which may consist of: notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; warrants to purchase other securities; purchase contracts; and units consisting of any combination of the above securities. The debt securities and preferred stock may be convertible into or exchangeable for other securities of ours.

This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide a prospectus supplement and, if necessary, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our securities without a prospectus supplement describing the method and terms of the offering. You should read this prospectus and any prospectus supplement together with the information described under the heading “Incorporation of Certain Information by Reference” before you make your investment decision.

Our common stock is traded on the Nasdaq under the symbol “FISI.” On March 13, 2015, the last reported per share sale price of our common stock was $23.44.

Investing in our common stock involves risk. You should carefully read the information included and incorporated by reference into this prospectus for a discussion of the factors you should carefully consider in determining whether to invest in our securities, including the discussion of risks described under “Risk Factors ” on page 7 of this prospectus.

The offered securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2015.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•	this prospectus, which provides general information, some of which may not apply to your securities;

•	the accompanying prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities; and

•	if necessary, a pricing supplement, which describes the specific terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the accompanying prospectus, you should rely on the information in the following order of priority:

•	the pricing supplement, if any;

•	the prospectus supplement; and

•	the prospectus.

We include cross-references in this prospectus and the accompanying prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the accompanying prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about, and comply with, any restrictions as to the offering of the securities and the distribution of this prospectus.

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ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides a general description of the securities that we may offer and sell. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, containing specific information about the terms of the offer. The prospectus supplement and any pricing supplement may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement and any pricing supplement. Before investing in our securities, you should carefully review this prospectus, any prospectus supplement and any pricing supplement, together with the additional information described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are based on other than historical data are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and include, among others:

•	statements with respect to the beliefs, plans, objectives, goals, guidelines, expectations, anticipations, and future financial condition, results of operations and performance of Financial Institutions, Inc. (the “parent” or “FII”) and its subsidiaries (collectively the “Company,” “we,” “our” or “us”); and

•	statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” or similar expressions.

These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this prospectus, any prospectus supplement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), which is incorporated by reference into this prospectus, including, but not limited to, those presented in the Management’s Discussion and Analysis of Financial Condition and Results of Operations. Factors that might cause such differences include, but are not limited to:

•	If we experience greater credit losses than anticipated, earnings may be adversely impacted;

•	Our tax strategies and the value of our deferred tax assets could adversely affect our operating results and regulatory capital ratios;

•	Geographic concentration may unfavorably impact our operations;

•	We depend on the accuracy and completeness of information about or from customers and counterparties;

•	Our insurance brokerage subsidiary is subject to risk related to the insurance industry;

•	We are subject to environmental liability risk associated with our lending activities;

•	Our indirect lending involves risk elements in addition to normal credit risk;

•	We are highly regulated and may be adversely affected by changes in banking laws, regulations and regulatory practices;

•	New or changing tax and accounting rules and interpretations could significantly impact our strategic initiatives, results of operations, cash flows, and financial condition;

•	Legal and regulatory proceedings and related matters could adversely affect us and banking industry in general;

•	A breach in security of our information systems, including the occurrence of a cyber incident or a deficiency in cyber security, may result in a loss of customer business or damage to our brand image;

•	We need to stay current on technological changes in order to compete and meet customer demands;

•	We rely on other companies to provide key components of our business infrastructure;

•	We use financial models for business planning purposes that may not adequately predict future results;

•	We may not be able to attract and retain skilled people;

•	Acquisitions may disrupt our business and dilute shareholder value;

•	We are subject to interest rate risk;

•	Our business may be adversely affected by conditions in the financial markets and economic conditions generally;

•	Our earnings are significantly affected by the fiscal and monetary policies of the federal government and its agencies;

•	The soundness of other financial institutions could adversely affect us;

•	We may be required to recognize an impairment of goodwill;

•	We operate in a highly competitive industry and market area;

•	Severe weather, natural disasters, acts of war or terrorism, and other external events could significantly impact our business;

•	Liquidity is essential to our businesses;

•	We may need to raise additional capital in the future and such capital may not be available on acceptable terms or at all;

•	We rely on dividends from our subsidiaries for most of our revenue;

•	We may not pay or may reduce the dividends on our common stock;

•	We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our common stock as to distributions and in liquidation, which could dilute our current shareholders or negatively affect the value of our common stock;

•	The market price of our common stock may fluctuate significantly in response to a number of factors; and

•	Our certificate of incorporation, our bylaws, and certain banking laws may have an anti-takeover effect.

We caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advise readers that various factors, including those described above, could affect our financial performance and could cause our actual results or circumstances for future periods to differ materially from those anticipated or projected. See also Item 1A, Risk Factors, in the Form 10-K, which is incorporated herein by reference, for further information. Except as required by law, we do not undertake, and specifically disclaim any obligation to publicly release any revisions to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FINANCIAL INSTITUTIONS, INC.

Financial Institutions, Inc. is a financial holding company organized in 1931 under the laws of New York State. We offer a broad array of deposit, lending and other financial services to individuals, municipalities and businesses in Western and Central New York through our wholly-owned New York-chartered banking subsidiary, Five Star Bank (the “Bank”). The Bank has also expanded its indirect lending network to include relationships with franchised automobile dealers in the Capital District of New York and Northern Pennsylvania. Additionally, the Bank has formed a wholly-owned subsidiary, Five Star REIT, Inc., which is a special purpose real estate investment trust. We also offer insurance services through our wholly-owned insurance subsidiary, Scott Danahy Naylon, LLC, a full service insurance agency. Our executive offices are located at 220 Liberty Street, Warsaw, New York.

Our Business Strategy

Our business strategy has been to maintain a community bank philosophy, which consists of focusing on and understanding the individualized banking needs of individuals, municipalities and businesses of the local communities surrounding our banking centers. We believe this focus allows us to be more responsive to our customers’ needs and provide a high level of personal service that differentiates us from larger competitors, resulting in long-standing and broad-based banking relationships. Our core customers are primarily comprised of small- to medium-sized businesses, individuals and community organizations who prefer to build a banking relationship with a community bank that offers and combines high quality, competitively-priced banking products and services with personalized service. Because of our identity and origin as a locally operated bank, we believe that our level of personal service provides a competitive advantage over larger banks, which tend to consolidate decision-making authority outside local communities.

A key aspect of our current business strategy is to foster a community-oriented culture where our customers and employees establish long-standing and mutually beneficial relationships. We believe that we are well-positioned to be a strong competitor within our market area because of our focus on community banking needs and customer service, our comprehensive suite of deposit and loan products typically found at larger banks, our highly experienced management team and our strategically located banking centers. A central part of our strategy is generating core deposits to support growth of a diversified and high-quality loan portfolio.

REGULATION AND SUPERVISION

The Bank is a New York-chartered commercial bank and its deposit accounts are insured by the Deposit Insurance Fund (the “DIF”) of the Federal Deposit Insurance Corporation (the “FDIC”). The Bank is a member of the Federal Reserve Bank and Federal Home Loan Bank systems and is regulated by the New York State Department of Financial Services (“NYSDFS”). The Company and the Bank are subject to extensive regulation under federal and state laws. The regulatory framework is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of shareholders and creditors. Asset growth, deposits, reserves, investments, loans, consumer law compliance, issuance of securities, payment of dividends, establishment of banking offices, mergers and consolidations, changes in control, electronic funds transfer, management practices and other aspects of operations are subject to regulation by the appropriate federal and state supervisory authorities.

As a bank holding company, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.

The Bank must file reports with the NYSDFS and Federal Reserve Board concerning its activities and financial condition, in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other depositary institutions. Furthermore, the Bank is periodically examined by the NYSDFS and the Federal Reserve Board to assess compliance with various regulatory requirements, including safety and soundness considerations. This regulation and supervision establishes a comprehensive framework of activities in which the Bank can engage, and is intended primarily for the protection of the DIF and depositors rather than for the protection of security holders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of loan loss allowances for regulatory purposes.

These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the NYSDFS, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.

Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank to us are restricted by federal law.

The preceding was a brief summary of the regulatory framework applicable to us and our subsidiaries. For a more detailed discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to the Form 10-K, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all of the exhibits to it, through the SEC’s website located at http://www.sec.gov. This site contains reports and other information that we file electronically with the SEC. The registration statement and other reports or information can be inspected, and copies may be obtained, at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our securities, we refer you to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other documents are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s web site listed above, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the date this offering is terminated or we issue all of the securities under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on March 6, 2015.

•	Our Current Reports on Form 8-K filed on January 20, 2015 and February 25, 2015.

•	The description of our common stock set forth in the registration statement on Form 8-A, filed with the SEC on June 23, 1999.

Nothing in this prospectus shall be deemed to incorporate information furnished, but not filed, with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K and corresponding information furnished under Item 9.01 of Form 8-K or included as an exhibit.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (585) 786-1100 or by writing to us at the following address:

General Counsel

Financial Institutions, Inc.

220 Liberty Street

Warsaw, New York 14569

These filings and reports can also be found on our website, located at http://www.fiiwarsaw.com, by following the links to “Investor Relations” and “SEC Filings.”

The information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in our filings with the SEC, which are incorporated by reference into this prospectus.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and our ratio of combined fixed charges and preferred stock dividends to earnings. You should read this table in conjunction with the consolidated financial statements and notes to the consolidated financial statements that are incorporated by reference into this prospectus.

A statement setting forth details of the computation of the ratios below is included as Exhibit 12.1 to the registration statement.

	Years Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Including interest on deposits	5.94	5.79	4.63	3.49	2.68
Excluding interest on deposits	26.49	29.80	31.88	15.78	10.17
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Including interest on deposits	4.77	4.54	3.77	2.90	2.12
Excluding interest on deposits	11.67	11.23	10.84	7.12	4.16

We have computed the ratio of earnings to combined fixed charges and preferred stock dividends set forth above by dividing pre-tax income before fixed charges and preferences by fixed charges and preference dividends. Fixed charges are the sum of:

•	interest expensed and capitalized;

•	amortized premiums, discounts and capitalized expenses related to indebtedness;

•	an estimate of the interest within rental expense; and

•	preference security dividend requirements of consolidated subsidiaries.

THE SECURITIES WE MAY OFFER

This prospectus contains a summary of the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, and units that we may offer under this prospectus. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

DESCRIPTION OF DEBT SECURITIES

General

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this section as the “subordinated indenture.” The senior indenture and the subordinated indenture are collectively referred to in this section as the “indentures.” The senior debt securities and the subordinated debt securities are collectively referred to in this section as the “debt securities.” The debt securities will be our direct unsecured general obligations.

This prospectus describes the general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures. We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. As of the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be exclusively our obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Terms of Each Series of Debt Securities Provided in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•	the principal amount of the debt securities;

•	the denominations in which the debt securities will be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•	the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•	the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•	the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•	any mandatory or optional redemption provisions;

•	the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures — Events of Default and Remedies”;

•	any changes to the terms and conditions upon which the debt securities can be defeased or discharged;

•	any restriction or other provision with respect to the transfer or exchange of the debt securities;

•	the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•	any other terms of the debt securities.

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served.

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof.

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the unsecured senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity, or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

•	the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•	the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•	immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures.

Events of Default and Remedies

Pursuant to the indentures, “Default” with respect to any series of debt securities means any event which is an Event of Default, or any event that, after notice is given or lapse of time or both, would become an Event of Default. The term “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay the principal of or any premium on any debt security of that series when due;

•	failure to pay interest on any debt security of that series for 30 days;

•	subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•	our bankruptcy, insolvency or reorganization; or

•	any other Event of Default included in any indenture or supplemental indenture.

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. Upon a bankruptcy event of us, the principal amount of all debt securities shall be immediately due and payable.

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent.

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•	curing ambiguities or correcting defects or inconsistencies;

•	evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•	providing for a successor trustee;

•	qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•	complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•	adding provisions relating to a particular series of debt securities.

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates.

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

We will designate a trustee under the senior indenture and the subordinated indenture before the issuance of the debt securities.

Under provisions of the indentures and the Trust Indenture Act governing trustee conflicts of interest, any uncured Event of Default with respect to any series of senior or subordinated debt securities will force the trustee to resign as trustee under either the subordinated indenture or the senior indenture. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

Each indenture contains certain limitations on the right of the trustee thereunder, if it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise.

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action.

Governing Law

The indentures are and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in minimum denominations of $1,000 or integral multiples in excess thereof. You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange.

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC.

Ownership of beneficial interests in a global note will be limited to persons, called participants, who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of these ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities of that series represented by such global note for all purposes of the indenture, the debt securities of that series and applicable law. In addition, no beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those under the applicable indenture.

Payments on debt securities represented by global notes will be made to DTC or its nominee, as the registered owner thereof. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in global notes, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action taken or omitted to be taken by the depositary or any participant.

We expect that DTC or its nominee will credit participants’ accounts on the payable date with payments in respect of a global note in amounts proportionate to their respective beneficial interest in the principal amount of such global note as shown on the records of DTC or its nominee, unless DTC has reason to believe that it will not receive payment on the payable date. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be impaired. Because DTC can only act on behalf of participants, who in turn act on behalf of others, such as securities brokers and dealers, banks and trust companies, called indirect participants, the ability of a person having a beneficial interest in a global note to pledge that interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

DTC will take any action permitted to be taken by a holder of debt securities of a series only at the direction of one or more participants to whose account interests in global notes are credited and only in respect of such portion of the aggregate principal amount of the debt securities of a series as to which such participant or participants has or have given such direction.

If: (1) the depositary notifies us that it is unwilling or unable to continue as depositary or if the depositary ceases to be eligible under the applicable indenture and a successor depositary is not appointed by us within 90 days; or (2) an Event of Default with respect to a series of debt securities shall have occurred and be continuing, the respective global notes representing the affected series of debt securities will be exchanged for debt securities in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive debt securities will be registered in such name or names as the depositary instructs the trustee. Such instructions will most likely be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in global notes.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants, including those who may act as underwriters of our debt securities, and by the New York Stock Exchange, Inc., the NYSE MKT LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others such as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee, any underwriter nor any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF COMMON STOCK

Introduction

The following section describes the material features and rights of our Common Stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our Certificate of Incorporation and our By-laws, each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, and to applicable sections of the Business Corporation Law of the State of New York, which we refer to as the NYBCL.

General

We are authorized to issue up to 50,000,000 shares of Common Stock. Each share of Common Stock entitles the holder to the same rights, and is the same in all respects, as each other share of Common Stock. Holders of Common Stock are entitled to: (1) one vote per share on all matters requiring a shareholder vote; (2) a ratable distribution of dividends, if and when, declared by the board of directors (the “Board”); and (3) in the event of a liquidation, dissolution or winding up of us, to share ratably in all assets remaining after holders of shares of Preferred Stock have received the liquidation preference of their shares plus accumulated but unpaid dividends (whether or not earned or declared), if any, and after all of our other indebtedness has been provided for or satisfied. Holders of Common Stock do not have cumulative voting rights with respect to the election of directors and have no preemptive rights to acquire any of our additional, unissued or treasury shares or our securities convertible into or carrying a right to subscribe for or acquire our shares of capital stock. The shares of Common Stock, when issued in the manner described in this prospectus, will be fully paid and nonassessable.

Dividends

We have historically paid regular quarterly cash dividends on our Common Stock and the Board presently intends to continue the payment of regular quarterly cash dividends, dependent upon our results of operations, tax considerations, capital requirements and subject to the need for those funds for debt service and other purposes and the restrictions described below. The amount of future dividends will depend upon earnings, financial condition, capital requirements, other regulatory requirements and other factors, and will be determined by our Board on a quarterly basis. We cannot guarantee that we will continue to pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New York State law applicable to the declaration of distributions by a business corporation also limits our ability to declare and pay dividends. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have rights superior to the rights of the holders of its common stock.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve Board, which we refer to as the FRB, regarding capital adequacy and dividends. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the holding company’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its subsidiaries.

While we are a legal entity separate and distinct from our banking and other subsidiaries, these subsidiaries are the principal assets, and as such, a substantial part of our operating funds and, for the foreseeable future, all of the funds available for the payment of dividends are derived from the Bank. The New York Banking Law provides that the Bank may not declare dividends during the calendar year that exceed the sum of the Bank’s net income during the current calendar year and the retained net income of the prior two calendar years unless the dividend has been approved by the Superintendent of Banks of the State of New York. Thus, future dividends will depend upon the earnings of the Bank, its financial condition and its need for funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank will be “undercapitalized.” The Federal Deposit Insurance Corporation, which we refer to as the FDIC, may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend. Also, because the Company is a legal entity separate and distinct from its subsidiaries, our right to participate in the distribution of assets of any subsidiary upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, including any depository bank holding company (such as the Company) or any shareholder or creditor thereof.

Holders of Common Stock are entitled to participate equally in dividends or other distributions when, as and if declared by the Board out of funds legally available therefor. Subject to those regulatory restrictions described above, dividends may be paid in cash, property or common shares, unless we are insolvent or the dividend payment would render it insolvent.

Transfer Agent & Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company.

Anti-takeover Effects of Certain Provisions in our Certificate, By-laws and the NYBCL

Some provisions of our Certificate of Incorporation, our By-laws, and the NYBCL may be deemed to have an anti-takeover effect and may collectively operate to delay, defer or prevent a tender offer, a proxy contest or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our shareholders. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. This also encourages persons seeking to acquire control of us to negotiate with us first. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our Board or management more difficult. The following discussion is a summary of certain material provisions of our Certificate of Incorporation and our By-laws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Directors. The Board is divided into three classes. The members of each class are elected for a term of three years and only one class of directors is elected annually. Thus, it would take at least two annual elections to replace a majority of our Board. Further, the By-laws impose notice and information requirements in connection with the nomination by shareholders of candidates for election to the Board or a proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

Advance Notice of Shareholder Proposals and Nominations. Our By-laws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before any meeting of our shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors and that, at a shareholders’ meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or by a shareholder who has given timely written notice of such shareholder’s intention to bring such business before such meeting.

Under the shareholder notice procedure, for notice of shareholder nominations or other business to be made at a shareholders’ meeting to be timely, such notice must be received by us not less than 60 nor more than 90 days prior to the meeting.

A shareholder’s notice to us proposing to nominate a person for election as a director or proposing other business must contain certain information specified in the By-laws, including the identity and address of the nominating shareholder, a representation that the shareholder is a record holder of our stock entitled to vote at the meeting and information regarding each proposed nominee or each proposed matter of business that would be required under the federal securities laws to be included in a proxy statement soliciting proxies for the proposed nominee or the proposed matter of business.

The shareholder notice procedure may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our shareholders.

Restrictions on Call of Special Meetings. Our By-laws provide that special meetings of shareholders can only be called by the Board, the President or the holders of at least a majority of the outstanding shares entitled to vote at the meeting.

Prohibition of Cumulative Voting. The Certificate of Incorporation does not authorize cumulative voting for the election of directors.

Preferred Stock Authorization. Our Board, without shareholder approval, has the authority under our Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock, while not intended as a defensive measure against takeovers, could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue up to 210,000 shares of two classes of Preferred Stock, consisting of: 10,000 shares of Class A Preferred Stock and 200,000 shares of Class B Preferred Stock. The Certificate of Incorporation provides that both classes of Preferred Stock are issuable in one or more series. Two series of Class A Preferred Stock have been created, the Series A 3% Preferred Stock (the “3% Preferred Stock”) and the

Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”), and one series of Class B Preferred Stock has been created, the Series B-1 8.48% Preferred Stock (the “8.48% Preferred Stock”). At December 31, 2014, 1,492 shares of 3% Preferred Stock, 171,906 shares of 8.48% Preferred Stock and no shares of TARP Preferred Stock were issued.

Our Board may, in the future, designate additional series of Preferred Stock, and fix the relative rights, preferences and limitations of each series. The authorized but unissued shares of our 3% Preferred Stock, 8.48% Preferred Stock, TARP Preferred Stock and any new series of Preferred Stock designated by the Board may be issued by the Board in the future.

3% Preferred Stock

Holders of 3% Preferred Stock are entitled to receive an annual dividend of $3.00 per share, which is cumulative and payable quarterly. Holders of 3% Preferred Stock have no preemptive right in, or right to purchase or subscribe for, any additional shares of our capital stock. Dividends or dissolution or liquidation payments to the holders of 3% Preferred Stock and TARP Preferred Stock must be declared and paid, or set apart for payment, before any dividends or dissolution or liquidation payments can be declared and paid, or set apart for payment, to the holders of 8.48% Preferred Stock or Common Stock. The 3% Preferred Stock is not convertible into any other of our securities.

TARP Preferred Stock

On December 23, 2008, pursuant to a Capital Purchase Program, we issued to the Treasury 7,503 shares of TARP Preferred Stock. In March 2011, we redeemed all outstanding shares of TARP Preferred Stock. We have no intent to issue any additional shares of TARP Preferred Stock.

Holders of TARP Preferred Stock are entitled to receive an annual dividend of 5% for the first five years from December 23, 2008 to, but excluding, February 15, 2014. From and after February 15, 2014, such rate will increase to 9% per annum thereafter, if, as and when declared by our Board out of funds legally available therefor. Such dividends are cumulative and payable quarterly. Holders of TARP Preferred Stock have no preemptive right in, or right to purchase or subscribe for, any additional shares of our capital stock. The TARP Preferred Stock is not convertible into any other of our securities.

Holders of TARP Preferred Stock will have no voting rights, except as otherwise from time to time required by applicable law, and class voting rights on the following matters: (i) any authorization or issuance of shares ranking senior to the TARP Preferred Stock; (ii) any amendment to the rights of the TARP Preferred Stock; or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the TARP Preferred Stock. Any class vote held on these matters entitles each share of TARP Preferred Stock to one vote and requires approval of at least 66 2/3% of the shares of TARP Preferred Stock outstanding at such time.

Dividends on the TARP Preferred Stock and the 3% Preferred Stock must be declared and paid, or set apart for payment, before any dividends can be declared and paid, or set apart for payment, to the holders of 8.48% Preferred Stock or Common Stock. If dividends on the TARP Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the authorized number of our directors shall automatically be increased by two and the holders of the TARP Preferred Stock shall have the right, with holders of shares of any stock ranking on parity with the TARP Preferred Stock, voting together as a class, to elect two directors to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends for all past dividend periods have been declared and paid in full at which time such right shall terminate.

8.48% Preferred Stock

Holders of 8.48% Preferred Stock are entitled to receive an annual dividend of $8.48 per share, which is cumulative and payable quarterly. Holders of 8.48% Preferred Stock have no preemptive right in, or right to purchase or subscribe for, any additional shares of our capital stock and have no voting rights. Accumulated dividends on the 8.48% Preferred Stock do not bear interest, and the 8.48% Preferred Stock is not subject to redemption. Dividends or dissolution payments to the holders of 8.48% Preferred Stock must be declared and paid, or set apart for payment, before any dividends or dissolution payments are declared and paid, or set apart for payment, to the holders of Common Stock. The 8.48% Preferred Stock is not convertible into any other of our securities.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Depositary Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	any applicable anti-dilution provisions;

•	any applicable redemption or call provisions;

•	the circumstances under which the warrant exercise price may be adjusted;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material United States federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	the designation and terms of the debt securities, preferred stock, depositary shares or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•	the principal amount of debt securities, the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•	whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	the terms of the unit agreement governing the units;

•	United States federal income tax considerations relevant to the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. Our general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock. The prospectus supplement with respect to an offering of securities may identify different or additional uses for the proceeds of such offering.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

PLAN OF DISTRIBUTION

We may sell our securities in any of the following ways:

•	to or through underwriters

•	through agents

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of such offering. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to underwriters, dealers or agents;

•	any exchange on which the securities will be issued; and

•	all other items constituting underwriting compensation.

If we use underwriters in the sale of any securities on a firm commitment basis, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may also engage underwriters on a best efforts basis.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. If any underwriter or agent acts as principal, or broker dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If an underwriter creates a short position in offered securities by selling more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by Financial Industry Regulatory Authority (“FINRA”) members participating in the offering, or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Harter Secrest & Emery LLP, Rochester, N.Y.

EXPERTS

The consolidated financial statements of Financial Institutions, Inc. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Financial Institutions, Inc.

$40,000,000

6.00% Fixed to Floating Rate Subordinated Notes due April 15, 2030

Prospectus Supplement

(To the Prospectus dated March 16, 2015)

Sole Book-Running Manager

Sterne Agee

Co-Manager

Sandler O’Neill + Partners, L.P.

April 9, 2015